                                                                    EXHIBIT 12.1

                           KILROY REALTY CORPORATION

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                             YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                      1997    1996     1995     1994     1993
                                     ------- -------  -------  -------  -------
Earnings (Loss)....................  $22,074 $13,267  $12,614  $(6,668) $(2,076)
Earnings (Loss) Before
 Extraordinary Item and
 Minority/Predecessor Interest in
 Income (Loss).....................   25,492  (6,828)  (2,653)  (8,515)  (2,076)
Add back:
Interest Expense...................    9,731  21,853   24,159   25,376   25,805
                                     ------- -------  -------  -------  -------
Earnings Available for Fixed
 Charges...........................  $35,223 $15,025  $21,506  $16,861  $23,729
                                     ------- -------  -------  -------  -------
Fixed Charges
Interest Expense...................  $ 9,731 $21,853  $24,159  $25,376  $25,805
Capitalized Interest...............    1,552
                                     ------- -------  -------  -------  -------
Fixed Charges......................  $11,283 $21,853  $24,159  $25,376  $25,805
                                     ------- -------  -------  -------  -------
Ratio of Earnings to Fixed Charges.     3.12    0.69     0.89     0.66     0.92
Excess of Fixed Charges Over
 Earnings..........................          $ 6,828  $ 2,653  $ 8,515  $ 2,076

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For the purpose of calculating the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, minority/predecessor interest in income (loss), and interest expense. Fixed Charges consist of interest expense, capitalized interest, and amortization of deferred financing costs.